UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K/A
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 21, 2005
ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054

(Commission File Number)	(IRS Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington	98188

(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. Results of Operations And Financial Condition
In its press release and Form 8-K dated July 21, 2005, Alaska Air Group, Inc. (Air Group) reported net income of $17.4 million, or $.56 per share, in the second quarter of 2005, compared to a net loss of $1.7 million, or $0.06 per share, in the second quarter of 2004. Both periods included several large items that impacted their comparability. Excluding those items, Air Group’s adjusted earnings would have been $24.7 million, or $.78 per share, compared to $8.2 million, or $.31 per share in 2004. Although the adjusted net income of $24.7 million was accurate, the July 21 disclosure incorrectly reported that the second quarter 2005 adjusted earnings per share would have been $.74 per share.
The revision impacts the table that reconciles Net Income (Loss) and Diluted EPS (excluding restructuring and impairment changes, and mark-to-market hedging gains) to Net Income (Loss) and Diluted EPS (in accordance with Generally Accepted Accounting Principles) on page 10 of the press release.
The original table and the corrected table follow:

As originally presented for the three months ended June 30 (in millions except per share amounts):
	2005	2005	2004	2004
	Dollars	Diluted EPS	Dollars	Diluted EPS
Net income and diluted EPS excluding restructuring and impairment charges, and mark-to-market hedging gains	$24.7	$0.74	$8.2	$0.31
Effect of interest on convertible bonds	NA	0.04	NA	NA
Mark-to-market hedging gains, net of tax	1.9	0.06	14.8	0.55
Restructuring charges, net of tax	(9.2)	(0.28)	—	—
Impairment charges, net of tax	—	—	(24.7)	(0.92)

Reported GAAP amounts	$17.4	$0.56	$(1.7)	$(0.06)

As revised for the three months ended June 30 (in millions except per share amounts):
	2005	2005	2004	2004
	Dollars	Diluted EPS	Dollars	Diluted EPS
Net income and diluted EPS excluding restructuring and impairment charges, and mark-to-market hedging gains	$24.7	$0.78	$8.2	$0.31
Mark-to-market hedging gains, net of tax	1.9	0.06	14.8	0.55
Restructuring charges, net of tax	(9.2)	(0.28)	—	—
Impairment charges, net of tax	—	—	(24.7)	(0.92)

Reported GAAP amounts	$17.4	$0.56	$(1.7)	$(0.06)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
ALASKA AIR GROUP, INC.

Registrant

Date: July 26, 2005

/s/ Brandon S. Pedersen

Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer

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